Exhibit 3.3

TEXT OF AMENDMENT TO BYLAWS

Article VII, Section 7.2 of the Bylaws is amended to read in full as follows:

7.2          Fiscal Year.  The fiscal year of the Corporation shall end on the last Saturday of March unless April 1st is a Saturday, in which case the fiscal year will end on April 1st.